Exhibit 99.1
TIME WARNER INC. REPORTS SECOND QUARTER 2007 RESULTS
Board of Directors Authorizes New $5 Billion Stock Repurchase Program
NEW YORK, August 1, 2007 — Time Warner Inc. (NYSE:TWX) today reported financial results for its second quarter ended June 30, 2007. In addition, Time Warner’s Board of Directors has authorized a new $5 billion stock repurchase program.
In making the announcement, Chairman and Chief Executive Officer Dick Parsons said: “I’m pleased with Time Warner’s solid results for the quarter. Our performance over the first half of 2007 keeps us firmly on track to achieve all of the Company’s full-year financial objectives. Driving this quarter’s profits were gains at our Cable, Publishing and Networks segments. Most importantly, our earnings per share delivered double-digit growth, benefiting from our recently completed stock repurchase program.”
Mr. Parsons added: “Building on this success, I’m pleased to announce that our Board of Directors has approved a new $5 billion stock repurchase program to complement our recently announced increase in our regular quarterly cash dividend. Supported by our strong balance sheet, robust generation of Free Cash Flow and excellent growth prospects, this new program and last week’s increase in our regular quarterly cash dividend further advance our commitment to return value directly to our shareholders. At the same time, we will continue to invest in organic growth as well as in attractive strategic opportunities.”
Company Results
In the quarter, Revenues rose 6% over the same period in 2006 to $11.0 billion, led by growth at the Cable segment.
Adjusted Operating Income before Depreciation and Amortization climbed 20% to $3.1 billion, reflecting double-digit increases at the Cable, Publishing and Networks segments. This growth was offset partly by declines at the Filmed Entertainment and AOL segments. Operating Income was up 12% to $1.9 billion.
For the first six months, Cash Provided by Operations amounted to $3.1 billion, and Free Cash Flow totaled $2.0 billion (representing a 33% conversion rate of Adjusted Operating Income before Depreciation and Amortization). As of June 30, 2007, Net Debt was $35.0 billion, up $1.6 billion from $33.4 billion at the end of 2006, due primarily to the Company’s prior stock repurchase program.
Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change was $0.25 for the three months ended June 30, 2007, compared to $0.20 in last year’s second quarter. The current and prior year amounts included certain items affecting comparability that are described in detail in the Consolidated Reported Net Income and Per Share Results section below. The net impact of such items was to increase the current and prior year quarters’ results by $0.03 and $0.01, respectively.

Stock Repurchase Programs
The Board of Directors has authorized a new $5 billion stock repurchase program. Purchases under the stock repurchase program may be made from time to time on the open market and in privately negotiated transactions. Size and timing of these purchases will be based on factors including price as well as business and market conditions.
In completing its previous stock repurchase program on schedule at the end of the second quarter, the Company repurchased approximately 1.1 billion shares of common stock, or about 23% of the total outstanding shares at the program’s inception, for approximately $20 billion.
On May 16, 2007, Time Warner and Liberty Media Corporation (“Liberty”) completed a transaction in which Liberty exchanged 68.5 million shares of Time Warner common stock (including 4 million shares of common stock that are expected to be delivered upon the resolution of a working capital adjustment) for a subsidiary that owned assets including the Atlanta Braves baseball franchise, Time Inc.’s Leisure Arts, Inc. and $960 million of cash.

Performance of Segments
The schedules below reflect Time Warner’s performance for the three and six months ended June 30, by line of business (unaudited, in millions):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
		(recast) (a)		(recast) (a)
Revenues:
AOL	$1,253	$2,027	$2,711	$3,984
Cable	4,014	2,522	7,865	4,907
Filmed Entertainment	2,253	2,363	4,996	5,142
Networks	2,601	2,625	5,011	5,035
Publishing	1,253	1,252	2,301	2,315
Intersegment eliminations	(394)	(428)	(720)	(784)

Total Revenues	$10,980	$10,361	$22,164	$20,599

Adjusted Operating Income (Loss) before Depreciation and Amortization (b):
AOL (c)	$485	$494	$1,027	$921
Cable	1,444	950	2,751	1,801
Filmed Entertainment	174	229	506	686
Networks (d)(e)	746	681	1,683	1,563
Publishing	302	269	386	386
Corporate (f)(g)	(89)	(94)	(194)	(211)
Intersegment eliminations	(1)	14	14	22

Total Adjusted Operating Income (Loss) before Depreciation and Amortization	$3,061	$2,543	$6,173	$5,168

Operating Income (Loss)(b):
AOL (c)	$360	$329	$1,444	$594
Cable	711	544	1,290	996
Filmed Entertainment	81	141	324	509
Networks (d)(e)	634	611	1,494	1,423
Publishing	256	227	294	301
Corporate (f)(g)	(101)	(103)	(217)	(213)
Securities litigation expenses, net (h)	(4)	(32)	(167)	(61)
Intersegment eliminations	(1)	14	14	22

Total Operating Income (Loss)	$1,936	$1,731	$4,476	$3,571

(a)	The 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, amounts were recast to reflect the retrospective presentation of certain businesses that were sold during the first six months of 2007 or that the Company entered into agreements to sell during the first six months of 2007, as discontinued operations. Refer to the Notes to Consolidated Financial Statements, “Changes in Basis of Presentation.”

(b)	Adjusted Operating Income before Depreciation and Amortization excluded the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales and amounts related to securities litigation and government investigations. Operating Income included these amounts in their respective periods. Refer to the reconciliations of Adjusted Operating Income before Depreciation and Amortization to Operating Income before Depreciation and Amortization.

(c)	For the three and six months ended June 30, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a net $1 million reduction to the gains on the sales of AOL’s German and U.K. Internet access businesses. Additionally, for the six months ended June 30, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a gain of approximately $670 million on the sale of AOL’s German Internet access business and $1 million of noncash impairments. For the six months ended June 30, 2006, Adjusted Operating Income before Depreciation and Amortization excluded a $2 million gain from the resolution of a previously contingent gain related to the 2004 sale of Netscape Security Solutions.

(d)	For the three and six months ended June 30, 2007, Adjusted Operating Income before Depreciation and Amortization excluded a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name.

(e)	For the three and six months ended June 30, 2006, Adjusted Operating Income before Depreciation and Amortization and Operating Income included The WB Network shutdown costs of $81 million at the Networks segment. Excluded from the $81 million of shutdown costs is $29 million of intersegment eliminations related to terminating programming arrangements with other Time Warner divisions. Including intersegment eliminations, the net impact to the Company is $52 million.

(f)	For the six months ended June 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded a $20 million gain on the sale of two aircraft.

(g)	For the three and six months ended June 30, 2007, Adjusted Operating Loss before Depreciation and Amortization excluded $1 million and $153 million, respectively, in legal reserves related to securities litigation as well as $3 million and $14 million, respectively, in net expenses related to securities litigation and government investigations. For the six months ended June 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded $50 million in legal reserves related to securities litigation. Additionally, for the three and six months ended June 30, 2006, Adjusted Operating Loss before Depreciation and Amortization excluded $32 million and $11 million, respectively, in net expenses related to securities litigation and government investigations.

(h)	Represents amounts related to the securities litigation and government investigations. For segment reporting purposes in the Company’s financial statements, amounts are reflected in the results of the Corporate segment. For the three and six months ended June 30, 2007, $1 million and $153 million, respectively, in legal reserves related to securities litigation as well as $3 million and $14 million, respectively, in net expenses related to securities litigation and government investigations were included. For the six months ended June 30, 2006, $50 million in legal reserves related to securities litigation were included. Additionally, for the three and six months ended June 30, 2006, $32 million and $11 million, respectively, in net expenses related to securities litigation and government investigations were included.

Presented below is a discussion of Time Warner’s segments for the second quarter of 2007. Unless otherwise noted, the dollar amounts in parentheses represent year-over-year changes.
AOL
Revenues declined 38% ($774 million) to $1.3 billion, resulting from a 55% decrease ($855 million) in Subscription revenues, offset partially by a 16% increase ($73 million) in Advertising revenues. The decline in Subscription revenues was due to a decrease in domestic AOL brand subscribers, which reflects in part AOL’s previously announced strategy to offer its e-mail, certain software and other products free of charge to broadband users in the U.S., as well as the sales of AOL’s Internet access businesses in the U.K., France and Germany (approximately $400 million). Advertising revenues benefited from growth in display and paid-search advertising on the AOL Network as well as in sales of advertising on Partner Sites.
Adjusted Operating Income before Depreciation and Amortization declined 2% ($9 million) to $485 million, due primarily to lower Subscription revenues, offset partly by reductions in network ($248 million) and marketing ($226 million) expenses and growth in Advertising revenues.
Operating Income increased 9% ($31 million) to $360 million, due primarily to lower depreciation ($22 million) and amortization expenses ($19 million), offset in part by lower Adjusted Operating Income before Depreciation and Amortization.
Highlights
During the second quarter, AOL had 114 million average monthly domestic unique visitors and 52 billion domestic page views, according to comScore Media Metrix, which translates into 152 average monthly page views per unique visitor.
As of June 30, 2007, the AOL service had 10.9 million U.S. access subscribers, a decline of 1.1 million from the prior quarter and 6.8 million from the year-ago quarter, reflecting subscriber losses due in part to AOL’s strategy to prioritize its advertising business.
CABLE (Time Warner Cable)
Basis of Presentation
On July 31, 2006, a subsidiary of Time Warner Cable, Time Warner NY Cable LLC (“TW NY”), acquired certain cable systems from Adelphia Communications Corporation, Comcast Corporation’s (“Comcast”) interests in Time Warner Cable and Time Warner Entertainment Company, L.P. were redeemed, and TW NY and Comcast also exchanged certain cable systems. Collectively, these acquisitions and dispositions are referred to as the “Adelphia/Comcast Transactions.”
On January 1, 2007, Texas and Kansas City Cable Partners, L.P. (“TKCCP”), an unconsolidated joint venture between Time Warner Cable and Comcast, distributed its assets to its partners. Time Warner Cable received the systems in Kansas City, south and west Texas and New Mexico (the “Kansas City Pool”), which served approximately 788,000 basic video subscribers at December 31, 2006, and began consolidating the financial results of the Kansas City Pool on January 1, 2007.
For the presentation of subscriber information, the systems that Time Warner Cable acquired in the Adelphia/Comcast Transactions, which served approximately 3.8 million basic video subscribers at June 30, 2007, are referred to as the “Acquired Systems.” Those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions as well as the Kansas City Pool, which together served approximately 9.6 million basic video subscribers at June 30, 2007, are referred to as the “Legacy Systems.”

For the presentation of financial information, however, “Legacy Systems” refers only to those systems that Time Warner Cable owned both before and after the Adelphia/Comcast Transactions and does not include the Kansas City Pool. The “Acquired Systems” has the same definition as above.
Cable Results
Revenues rose 59% ($1.5 billion) to $4.0 billion, due primarily to the addition of the Acquired Systems ($1.0 billion), the consolidation of the Kansas City Pool ($219 million) and 10% growth in the Legacy Systems. Subscription revenues increased 59% ($1.4 billion) to $3.8 billion, led by 59% growth in video revenues ($954 million), a 54% increase in high-speed data revenues ($323 million) and a 75% rise in voice revenues ($122 million). This growth was driven by the addition of the Acquired Systems and the consolidation of the Kansas City Pool, as well as video price increases and year-over-year subscriber growth in the Legacy Systems. Advertising revenues increased 70% ($93 million) to $226 million, due primarily to the addition of the Acquired Systems ($76 million).
Operating Income before Depreciation and Amortization grew 52% ($494 million) to $1.4 billion, benefiting from revenue growth, offset partially by increases in operating expenses, primarily video programming and employee expenses. Total video programming expenses increased 66% ($351 million) to $882 million. Driving the increase in video programming expenses was the addition of the Acquired Systems ($256 million) and the consolidation of the Kansas City Pool ($51 million). The current quarter and prior year period also included merger-related and restructuring charges of $6 million and $11 million, respectively.
Operating Income increased 31% ($167 million) to $711 million, reflecting primarily the increase in Operating Income before Depreciation and Amortization, offset partially by higher depreciation ($281 million) and amortization ($46 million) expenses due mainly to the addition of the Acquired Systems.
Highlights
As of June 30, 2007, Time Warner Cable served approximately 13.4 million basic video subscribers.
During the quarter, Time Warner Cable had a net increase of 546,000 revenue generating units (“RGUs”). Total RGUs were 31.0 million at June 30, 2007.
At June 30, 2007, nearly 6.7 million customers (45% of Time Warner Cable’s 14.7 million customer relationships) subscribed to two or more of Time Warner Cable’s primary services (video, high-speed data and voice), reflecting net additions of 184,000 during the quarter. Triple play subscribers totaled 1.9 million (13% of customer relationships), reflecting net additions of 186,000 during the quarter.
Basic video subscribers decreased a net 57,000 during the quarter, with net losses of 19,000 basic video subscribers in the Legacy Systems and 38,000 in the Acquired Systems.
Digital video subscribers totaled 7.7 million at the end of the quarter, representing 58% penetration of basic video customers. Digital video net additions reached 184,000 during the quarter. The Legacy Systems grew by 117,000 net additions during the second quarter, and the Acquired Systems grew by 67,000 net additions.
At June 30, 2007, Time Warner Cable had 7.2 million residential high-speed data subscribers, reflecting 28% penetration of service-ready homes passed. Residential high-speed data net additions totaled 188,000 during the quarter. The Legacy Systems contributed net additions of 128,000 residential high-speed data subscribers, while the Acquired Systems contributed net additions of 60,000.
Digital Phone subscribers at the end of the quarter were 2.3 million, representing 12% penetration of service-ready homes passed. Digital Phone net additions were 241,000 during the quarter. The Legacy Systems grew by 178,000 net additions during the quarter, and the Acquired Systems grew by 63,000.

FILMED ENTERTAINMENT (Warner Bros. Entertainment & New Line Cinema)
Revenues decreased 5% ($110 million) to $2.3 billion, due primarily to lower revenues from television product, as the prior year quarter included the second-cycle syndication availability of Friends and the off-network availability of the first three seasons of Without a Trace. Also contributing to the decline were difficult prior year comparisons in worldwide home video, which included revenue from Harry Potter and the Goblet of Fire in the prior year quarter, as well as reduced television licensing on made for theatrical product. These declines were offset partly by higher theatrical revenue, primarily from Warner Bros.’ Ocean’s 13 and 300.
Operating Income before Depreciation and Amortization declined 24% ($55 million) to $174 million, reflecting lower contributions from television product as well as declines in theatrical product due primarily to higher print and advertising expenses.
Operating Income decreased 43% ($60 million) to $81 million, due primarily to the decline in Operating Income before Depreciation and Amortization.
Highlights
Warner Home Video ranked #1 in U.S. home video sales for the first six months of 2007, garnering an industry-leading 18.4% share. The quarter’s notable home video releases included Warner Bros.’ Music and Lyrics and Letters from Iwo Jima, as well as Picturehouse’s Pan’s Labyrinth.
Through July 29, 2007, Warner Bros.’ Harry Potter and the Order of the Phoenix has generated worldwide box office receipts of approximately $696 million.
Last month, Warner Bros. Entertainment received 20 nominations for the 59th Primetime Emmy Awards, led by seven nominations for Two and a Half Men and five for Studio 60 on the Sunset Strip.
NETWORKS (Turner Broadcasting & HBO)
Revenues declined 1% ($24 million) to $2.6 billion, reflecting an 11% decrease ($98 million) in Advertising revenues, offset partly by a 5% increase ($71 million) in Subscription revenues. The decline in Advertising revenues was due to the cessation of The WB Network’s operations in September 2006, offset partially by a 6% increase at Turner. The increase in Subscription revenues resulted primarily from higher rates and, to a lesser extent, increased subscribers at Turner.
Adjusted Operating Income before Depreciation and Amortization climbed 10% ($65 million) to $746 million, driven by higher Subscription revenues as well as the absence of net losses incurred during the prior year quarter at The WB Network, which included $81 million in shutdown costs before consideration of the impact of intersegment eliminations (see footnote (e) on page 3). The current year quarter also included $16 million of restructuring and severance charges at HBO.
Operating Income increased 4% ($23 million) to $634 million, due primarily to the increase in Adjusted Operating Income before Depreciation and Amortization, offset in part by a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008.
Highlights
During the quarter, among advertising-supported cable networks, TNT ranked #1 in total day delivery of its key demographics, Adults 18-49 and Adults 25-54, as well as #2 in prime-time delivery of Adults 18-34, Adults 18-49, Adults 25-54 and Total Viewers. TNT’s third-season premiere of The Closer set an advertising-supported cable record as the most-watched series telecast ever among Total Viewers and Households. It also ranks as advertising-supported cable’s top telecast of the year in the same categories, as well as among Adults 25-54. In addition, TBS ranked #3 in prime-time delivery of Adults 18-34, Adults 18-49, Adults 25-54 and Total Viewers. Adult Swim also ranked #1 for the quarter in total day delivery of Adults 18-34, setting a new advertising-supported cable record in that demographic.
HBO received 86 nominations for the 59th Primetime Emmy Awards, the most of any network for the seventh year in a row, with the 17 nominations for Bury My Heart at Wounded Knee leading all other nominees, and The Sopranos’ 15 nominations topping all other series. In addition, TNT garnered 11 nominations, including an Outstanding Lead Actress in a Drama Series nomination for The Closer’s Kyra Sedgwick. In the Outstanding Animated Program categories, Cartoon Network received three nominations and Adult Swim collected one. Turner Classic Movies earned an Outstanding Nonfiction Special nomination for the documentary Brando, which is being released on video by Warner Home Video.
PUBLISHING (Time Inc.)
Revenues of $1.3 billion were essentially flat compared to the prior year quarter, reflecting higher Advertising revenues ($6 million), offset by lower Other revenues ($6 million). Advertising revenues benefited mainly from higher digital revenues ($19 million), led by People.com and CNNMoney.com, offset partially by declines in print magazine revenues. The decrease in Other revenues was due primarily to a decline at Southern Living at Home. Included in Revenues was a $21 million favorable impact reflecting changes in foreign currency exchange rates.
Operating Income before Depreciation and Amortization increased 12% ($33 million) to $302 million, due primarily to lower restructuring charges ($15 million) and overall growth in non-magazine businesses, particularly Synapse, and domestic magazines.
Operating Income rose 13% ($29 million) to $256 million, reflecting an increase in Operating Income before Depreciation and Amortization.
Highlights
Based on Publishers Information Bureau (PIB) data, Time Inc.’s 2007 industry-leading share of overall domestic advertising through June 30, exclusive of newspaper supplements, was 18.7%.
CONSOLIDATED REPORTED NET INCOME AND PER SHARE RESULTS
For the three months ended June 30, 2007, the Company reported Net Income of $1.1 billion, or $0.28 per diluted common share. This compares to Net Income in the prior year quarter of $1.0 billion, or $0.24 per diluted common share.
For the three months ended June 30, 2007, the Company reported Income before Discontinued Operations and Cumulative Effect of Accounting Change of $945 million, or $0.25 per diluted common share. This compares to Income before Discontinued Operations and Cumulative Effect of Accounting Change in the prior year quarter of $832 million, or $0.20 per diluted common share.
Certain pretax items in the current year quarter affected comparability, including a gain of approximately $100 million from the sale of Time Inc.’s 50% ownership of Bookspan and $11 million in other net investment gains, offset partly by a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name. The current year quarter also included $77 million of tax benefits related primarily to the realization of tax attribute carryforwards and the change in certain state tax laws.
Certain pretax items in the prior year quarter similarly affected comparability, including $32 million in net expenses related to securities litigation and government investigations, offset in part by $20 million of net investment gains. The prior year quarter also included $9 million of tax benefits related primarily to the realization of tax attribute carryforwards.

In aggregate, these items had the net effect of increasing the current year quarter’s Income before Discontinued Operations and Cumulative Effect of Accounting Change by $118 million (net of taxes), or $0.03 per diluted common share, and increasing the prior year quarter by $3 million (net of taxes), or $0.01 per diluted common share. Excluding such items, Income before Discontinued Operations and Cumulative Effect of Accounting Change declined, reflecting higher depreciation, amortization and interest expenses related to the Adelphia and Comcast transactions, offset in part by growth in Adjusted Operating Income before Depreciation and Amortization. Excluding such items, Diluted Income per Common Share before Discontinued Operations and Cumulative Effect of Accounting Change increased in the current year quarter compared to the prior year quarter, driven by a decrease in average diluted common shares as a result of common stock repurchases made under the stock repurchase program.
Use of Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow
The Company utilizes Operating Income (Loss) before Depreciation and Amortization, among other measures, to evaluate the performance of its businesses. The Company also evaluates the performance of its businesses using Operating Income (Loss) before Depreciation and Amortization excluding the impact of noncash impairments of goodwill, intangible and fixed assets, as well as gains and losses on asset sales, and amounts related to securities litigation and government investigations (referred to herein as Adjusted Operating Income (Loss) before Depreciation and Amortization). Both Operating Income (Loss) before Depreciation and Amortization and Adjusted Operating Income (Loss) before Depreciation and Amortization are considered important indicators of the operational strength of the Company’s businesses. Operating Income (Loss) before Depreciation and Amortization eliminates the uneven effect across all business segments of considerable amounts of noncash depreciation of tangible assets and amortization of certain intangible assets that were recognized in business combinations. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in the Company’s businesses. Moreover, Adjusted Operating Income (Loss) before Depreciation and Amortization does not reflect gains and losses on asset sales or amounts related to securities litigation and government investigations or any impairment charge related to goodwill, intangible assets and fixed assets. Management evaluates the investments in such tangible and intangible assets through other financial measures, such as capital expenditure budgets, investment spending levels and return on capital.
Free Cash Flow is Cash Provided by Operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases and partnership distributions, if any. The Company uses Free Cash Flow to evaluate its businesses and this measure is considered an important indicator of the Company’s liquidity, including its ability to reduce net debt, make strategic investments, pay dividends to common shareholders and repurchase stock. A limitation of this measure, however, is that it does not reflect payments made in connection with the securities litigation and government investigations, which reduce liquidity.
Operating Income (Loss) before Depreciation and Amortization, Adjusted Operating Income (Loss) before Depreciation and Amortization and Free Cash Flow should be considered in addition to, not as a substitute for, the Company’s Operating Income (Loss), Net Income and various cash flow measures (e.g., Cash Provided by Operations), as well as other measures of financial performance and liquidity reported in accordance with U.S. generally accepted accounting principles.
About Time Warner Inc.
Time Warner Inc. is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing.

Information on Time Warner’s Business Outlook Release and Conference Call
Time Warner Inc. issued a separate release today regarding its 2007 full-year business outlook.
The Company’s conference call can be heard live at 10:30 am ET on Wednesday, August 1, 2007. To listen to the call visit www.timewarner.com/investors or AOL Keyword: IR.
Information on Time Warner Cable’s Press Releases and Conference Call
Time Warner Cable Inc. issued separate releases today regarding its second-quarter 2007 results as well as its 2007 full-year business outlook.
Time Warner Cable’s conference call can be heard live at 8:30 am ET on Wednesday, August 1, 2007. To listen to the call visit www.timewarnercable.com/investors or AOL Keyword: TWC IR.
Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs, and are subject to uncertainty and changes in circumstances. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological, strategic and/or regulatory factors, and other factors affecting the operation of the businesses of Time Warner Inc. More detailed information about these factors may be found in filings by Time Warner with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Time Warner is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.
Contacts:

Corporate Communications	Investor Relations
Edward Adler (212) 484-6630	Jim Burtson (212) 484-8719
Keith Cocozza (212) 484-7482	Chris Clipper (212) 484-6297
# # #

TIME WARNER INC.
CONSOLIDATED BALANCE SHEET
(Unaudited; millions, except per share amounts)

	June 30,	December 31,
	2007	2006
		(recast)

ASSETS

Current assets
Cash and equivalents	$890	$1,549
Restricted cash	5	29
Receivables, less allowances of $1,883 and $2,271	5,649	6,064
Inventories	1,960	1,907
Prepaid expenses and other current assets	940	1,136
Current assets of discontinued operations	12	166

Total current assets	9,456	10,851
Noncurrent inventories and film costs	5,480	5,394
Investments, including available-for-sale securities	2,091	3,426
Property, plant and equipment, net	17,390	16,718
Intangible assets subject to amortization, net	5,030	5,204
Intangible assets not subject to amortization	47,239	46,362
Goodwill	40,995	40,749
Other assets	2,032	2,389
Noncurrent assets of discontinued operations	43	576

Total assets	$129,756	$131,669

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,028	$1,357
Participations payable	1,974	2,049
Royalties and programming costs payable	1,233	1,215
Deferred revenue	1,306	1,434
Debt due within one year	76	64
Other current liabilities	4,541	6,508
Current liabilities of discontinued operations	90	153

Total current liabilities	10,248	12,780
Long-term debt	35,823	34,933
Mandatorily redeemable preferred membership units issued by a subsidiary	300	300
Deferred income taxes	12,486	13,114
Deferred revenue	402	528
Other liabilities	7,046	5,462
Noncurrent liabilities of discontinued operations	50	124
Minority interests	4,186	4,039

Shareholders’ equity
Series LMCN-V common stock, $0.01 par value, 18.8 million shares issued and outstanding at December 31, 2006	—	—
Time Warner common stock, $0.01 par value, 4.868 and 4.836 billion shares issued and 3.727 and 3.864 billion shares outstanding	49	48
Common stock due from Liberty Media Corporation	(83)	—
Paid-in-capital	172,372	172,083
Treasury stock, at cost (1,141 and 972 million shares)	(22,892)	(19,140)
Accumulated other comprehensive income (loss), net	11	(136)
Accumulated deficit	(90,242)	(92,466)

Total shareholders’ equity	59,215	60,389

Total liabilities and shareholders’ equity	$129,756	$131,669

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited; millions, except per share amounts)

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
		(recast)		(recast)
Revenues:
Subscription	$6,229	$5,668	$12,468	$11,162
Advertising	2,268	2,173	4,200	3,922
Content	2,243	2,269	5,022	5,015
Other	240	251	474	500

Total revenues	10,980	10,361	22,164	20,599
Costs of revenues	(6,417)	(5,814)	(12,913)	(11,491)
Selling, general and administrative	(2,397)	(2,555)	(4,806)	(5,110)
Amortization of intangible assets	(158)	(127)	(335)	(256)
Amounts related to securities litigation and government investigations	(4)	(32)	(167)	(61)
Merger-related, restructuring and shutdown costs	(33)	(102)	(101)	(132)
Asset impairments	(34)	—	(35)	—
Gains/(losses) on disposal of assets, net	(1)	—	669	22

Operating income	1,936	1,731	4,476	3,571
Interest expense, net	(574)	(336)	(1,125)	(635)
Other income, net	108	47	233	358
Minority interest expense, net	(91)	(105)	(221)	(176)

Income before income taxes, discontinued operations and cumulative effect of accounting change	1,379	1,337	3,363	3,118
Income tax provision	(434)	(505)	(1,231)	(1,103)

Income before discontinued operations and cumulative effect of accounting change	945	832	2,132	2,015
Discontinued operations, net of tax	122	182	138	437

Income before cumulative effect of accounting change	1,067	1,014	2,270	2,452
Cumulative effect of accounting change, net of tax	—	—	—	25

Net income	$1,067	$1,014	$2,270	$2,477

Basic income per common share before discontinued operations and cumulative effect of accounting change	$0.25	$0.20	$0.56	$0.46
Discontinued operations	0.03	0.04	0.04	0.10
Cumulative effect of accounting change	—	—	—	0.01

Basic net income per common share	$0.28	$0.24	$0.60	$0.57

Diluted income per common share before discontinued operations and cumulative effect of accounting change	$0.25	$0.20	$0.55	$0.46
Discontinued operations	0.03	0.04	0.04	0.10
Cumulative effect of accounting change	—	—	—	—

Diluted net income per common share	$0.28	$0.24	$0.59	$0.56

Average basic common shares	3,756.7	4,227.9	3,798.1	4,363.7

Average diluted common shares	3,807.1	4,266.2	3,849.2	4,405.7

Cash dividends declared per share of common stock	$0.055	$0.05	$0.11	$0.10

See accompanying notes.

TIME WARNER INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
Six Months Ended June 30,
(Unaudited, millions)

	2007	2006
		(recast)
OPERATIONS
Net income(a)	$2,270	$2,477
Adjustments for noncash and nonoperating items:
Cumulative effect of accounting change, net of tax	—	(25)
Depreciation and amortization	2,164	1,558
Amortization of film costs	1,461	1,564
Asset impairments	35	—
Gain on investments and other assets, net	(951)	(321)
Equity in (income) losses of investee companies, net of cash distributions	28	(28)
Equity-based compensation	173	161
Minority interests	221	176
Deferred income taxes	1,014	771
Amounts related to securities litigation and government investigations	(743)	(166)
Changes in operating assets and liabilities, net of acquisitions	(2,470)	(1,729)
Adjustments relating to discontinued operations(a)	(83)	(281)

Cash provided by operations(b)	3,119	4,157

INVESTING ACTIVITIES
Investments in available-for-sale securities	(86)	—
Investments and acquisitions, net of cash acquired	(315)	(1,015)
Investment activities of discontinued operations	(26)	—
Capital expenditures and product development costs	(1,987)	(1,681)
Capital expenditures from discontinued operations	—	(55)
Investment proceeds from available-for-sale securities	23	23
Other investment proceeds	1,420	2,229

Cash used by investing activities	(971)	(499)

FINANCING ACTIVITIES
Borrowings	9,542	4,818
Debt repayments	(8,614)	(1,667)
Proceeds from exercise of stock options	420	306
Excess tax benefit on stock options	58	47
Principal payments on capital leases	(32)	(47)
Repurchases of common stock(c)	(3,668)	(9,300)
Prepaid stock repurchase contracts	—	(340)
Dividends paid	(417)	(435)
Other	(96)	(16)

Cash used by financing activities	(2,807)	(6,634)

DECREASE IN CASH AND EQUIVALENTS	(659)	(2,976)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	1,549	4,220

CASH AND EQUIVALENTS AT END OF PERIOD	$890	$1,244

(a)	The six months ended June 30, 2007 and 2006 include net income from discontinued operations of $138 million and $437 million, respectively. After considering noncash gains and expenses and working capital-related adjustments relating to discontinued operations, net operational cash flows from discontinued operations were $55 million and $156 million for the six months ended June 30, 2007 and 2006, respectively.

(b)	The six months ended June 30, 2007 and 2006 include an approximate $2 million and $181 million source of cash, respectively, related to changing the fiscal year end of certain international operations from November 30 to December 31.

(c)	The six months ended June 30, 2007 excludes $440 million of common stock repurchased or due from Liberty Media Corporation, indirectly attributable to the exchange of the Atlanta Braves baseball franchise (the “Braves”) and Leisure Arts, Inc. (“Leisure Arts”). Specifically, the $440 million represents the fair value of the Braves and Leisure Arts of $473 million, less a $33 million net working capital adjustment.
See accompanying notes.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Three Months Ended June 30, 2007

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$485	$—	$—	$(1)	$484
Cable	1,444	—	—	—	1,444
Filmed Entertainment	174	—	—	—	174
Networks(b)	746	(34)	—	—	712
Publishing	302	—	—	—	302
Corporate(c)	(89)	—	(4)	—	(93)
Intersegment elimination	(1)	—	—	—	(1)

Total	$3,061	$(34)	$(4)	$(1)	$3,022

Three Months Ended June 30, 2006
(Recast)

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL	$494	$—	$—	$—	$494
Cable	950	—	—	—	950
Filmed Entertainment	229	—	—	—	229
Networks	681	—	—	—	681
Publishing	269	—	—	—	269
Corporate(c)	(94)	—	(32)	—	(126)
Intersegment elimination	14	—	—	—	14

Total	$2,543	$—	$(32)	$—	$2,511

(a)	For the three months ended June 30, 2007, Operating Income before Depreciation and Amortization includes a net $1 million reduction to the gains on the sales of AOL’s German and U.K. access businesses.

(b)	For the three months ended June 30, 2007, Operating Income before Depreciation and Amortization includes a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008.

(c)	For the three months ended June 30, 2007, Operating Income before Depreciation and Amortization includes $1 million in legal reserves related to securities litigation and $3 million in net expenses related to securities litigation and government investigations. For the three months ended June 30, 2006, Operating Income before Depreciation and Amortization includes $32 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF ADJUSTED OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND
AMORTIZATION TO OPERATING INCOME (LOSS) BEFORE DEPRECIATION AND AMORTIZATION
(Unaudited, millions)
Six Months Ended June 30, 2007

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$1,027	$(1)	$—	$669	$1,695
Cable	2,751	—	—	—	2,751
Filmed Entertainment	506	—	—	—	506
Networks(b)	1,683	(34)	—	—	1,649
Publishing	386	—	—	—	386
Corporate(c)	(194)	—	(167)	—	(361)
Intersegment elimination	14	—	—	—	14

Total	$6,173	$(35)	$(167)	$669	$6,640

Six Months Ended June 30, 2006
(Recast)

	Adjusted Operating		Amounts	Gains/(Losses)	Operating
	Income/(Loss)		Related To Securities	From	Income/(Loss)
	Before Depreciation	Asset	Litigation & Government	Asset	Before Depreciation
	And Amortization	Impairments	Investigations	Disposals	And Amortization
AOL(a)	$921	$—	$—	$2	$923
Cable	1,801	—	—	—	1,801
Filmed Entertainment	686	—	—	—	686
Networks	1,563	—	—	—	1,563
Publishing	386	—	—	—	386
Corporate(c)	(211)	—	(61)	20	(252)
Intersegment elimination	22	—	—	—	22

Total	$5,168	$—	$(61)	$22	$5,129

(a)	For the six months ended June 30, 2007, Operating Income before Depreciation and Amortization includes a gain of approximately $670 million on the sale of AOL’s German access business, a net $1 million reduction to the gains on the sales of AOL’s German and U.K. access businesses, and a $1 million noncash asset impairment charge. For the six months ended June 30, 2006, Operating Income before Depreciation and Amortization includes a $2 million gain related to the 2004 sale of Netscape Security Solutions (“NSS”).

(b)	For the six months ended June 30, 2007, Operating Income before Depreciation and Amortization includes a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008.

(c)	For the six months ended June 30, 2007, Operating Income before Depreciation and Amortization includes $153 million in legal reserves related to securities litigation and $14 million in net expenses related to securities litigation and government investigations. For the six months ended June 30, 2006, Operating Income before Depreciation and Amortization includes a $20 million gain on the sale of two aircraft, $50 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Three Months Ended June 30, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$484	$(104)	$(20)	$360
Cable	1,444	(669)	(64)	711
Filmed Entertainment	174	(40)	(53)	81
Networks(b)	712	(73)	(5)	634
Publishing	302	(30)	(16)	256
Corporate(c)	(93)	(12)	—	(105)
Intersegment elimination	(1)	—	—	(1)

Total	$3,022	$(928)	$(158)	$1,936

Three Months Ended June 30, 2006
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL	$494	$(126)	$(39)	$329
Cable	950	(388)	(18)	544
Filmed Entertainment	229	(34)	(54)	141
Networks	681	(68)	(2)	611
Publishing	269	(28)	(14)	227
Corporate(c)	(126)	(9)	—	(135)
Intersegment elimination	14	—	—	14

Total	$2,511	$(653)	$(127)	$1,731

(a)	For the three months ended June 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a net $1 million reduction to the gains on the sales of AOL’s German and U.K. access businesses.

(b)	For the three months ended June 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008.

(c)	For the three months ended June 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include $1 million in legal reserves related to securities litigation and $3 million in net expenses related to securities litigation and government investigations. For the three months ended June 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include $32 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF OPERATING INCOME (LOSS) BEFORE DEPRECIATION
AND AMORTIZATION TO OPERATING INCOME (LOSS)
(Unaudited, millions)
Six Months Ended June 30, 2007

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$1,695	$(209)	$(42)	$1,444
Cable	2,751	(1,318)	(143)	1,290
Filmed Entertainment	506	(75)	(107)	324
Networks(b)	1,649	(147)	(8)	1,494
Publishing	386	(57)	(35)	294
Corporate(c)	(361)	(23)	—	(384)
Intersegment elimination	14	—	—	14

Total	$6,640	$(1,829)	$(335)	$4,476

Six Months Ended June 30, 2006
(Recast)

	Operating Income/(Loss)
	Before Depreciation			Operating
	And Amortization	Depreciation	Amortization	Income/(Loss)
AOL(a)	$923	$(253)	$(76)	$594
Cable	1,801	(768)	(37)	996
Filmed Entertainment	686	(68)	(109)	509
Networks	1,563	(135)	(5)	1,423
Publishing	386	(56)	(29)	301
Corporate(c)	(252)	(22)	—	(274)
Intersegment elimination	22	—	—	22

Total	$5,129	$(1,302)	$(256)	$3,571

(a)	For the six months ended June 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a gain of approximately $670 million on the sale of AOL’s German access business, a net $1 million reduction to the gains on the sales of AOL’s German and U.K. access businesses, and a $1 million noncash asset impairment charge. For the six months ended June 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $2 million gain related to the 2004 sale of NSS.

(b)	For the six months ended June 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include a $34 million noncash charge related to the impairment of the Court TV tradename as a result of rebranding the Court TV network name to truTV, effective January 1, 2008.

(c)	For the six months ended June 30, 2007, Operating Income before Depreciation and Amortization and Operating Income include $153 million in legal reserves related to securities litigation and $14 million in net expenses related to securities litigation and government investigations. For the six months ended June 30, 2006, Operating Income before Depreciation and Amortization and Operating Income include a $20 million gain on the sale of two aircraft, $50 million in legal reserves related to securities litigation and $11 million in net expenses related to securities litigation and government investigations.

TIME WARNER INC.
RECONCILIATION OF CASH PROVIDED BY OPERATIONS TO FREE CASH FLOW
(Unaudited, millions)

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Cash provided by operations	$1,720	$1,810	$3,119	$4,157
Less cash provided by discontinued operations:
Net income	(122)	(182)	(138)	(437)
Other changes	142	145	83	281

Cash provided by continuing operations	1,740	1,773	3,064	4,001
Add payments related to securities litigation and government investigations	359	203	910	227
Add excess tax benefits on stock options	28	15	58	47
Less capital expenditures and product development costs	(1,073)	(927)	(1,987)	(1,681)
Less principal payments on capital leases	(14)	(24)	(32)	(47)

Free Cash Flow(a)	$1,040	$1,040	$2,013	$2,547

(a)	Free Cash Flow is cash provided by operations (as defined by U.S. generally accepted accounting principles) plus payments related to securities litigation and government investigations (net of any insurance recoveries) and excess tax benefits from the exercise of stock options, less cash flow attributable to discontinued operations, capital expenditures and product development costs, principal payments on capital leases, and partnership distributions, if any.

TIME WARNER INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DESCRIPTION OF BUSINESS, RECENT TRANSACTIONS AND BASIS OF PRESENTATION
Description of Business
Time Warner Inc. (“Time Warner” or the “Company”) is a leading media and entertainment company, whose businesses include interactive services, cable systems, filmed entertainment, television networks and publishing. Time Warner classifies its business interests into five reportable segments: AOL: consisting principally of interactive services; Cable: consisting principally of interests in cable systems that provide video, high-speed data and voice services; Filmed Entertainment: consisting principally of feature film, television and home video production and distribution; Networks: consisting principally of cable television networks; and Publishing: consisting principally of magazine publishing.
Changes in Basis of Presentation
The 2006 financial information has been recast so that the basis of presentation is consistent with that of the 2007 financial information. Specifically, the Company has reflected as discontinued operations for all periods presented the financial condition and results of operations of certain businesses sold during the first six months of 2007, which include the Parenting Group, most of the Time4 Media magazine titles, The Progressive Farmer magazine, Leisure Arts, Inc. (“Leisure Arts”) and the Atlanta Braves baseball franchise (the “Braves”), as well as certain businesses the Company entered into agreements to sell during the first six months of 2007, which include Tegic Communications, Inc. and Wildseed LLC (“Wildseed”). Also included in discontinued operations for the three and six months ended June 30, 2006 are the operations of the systems transferred to Comcast in connection with the Adelphia/Comcast transactions, the Turner South network and Time Warner Book Group (“TWBG”). The financial data for the discontinued operations for the three and six months ended June 30, 2007 and 2006 is as follows (millions, except per share amounts):

	Three Months Ended		Six Months Ended
	6/30/07	6/30/06	6/30/07	6/30/06
Total revenues	$61	$352	$123	$751

Pretax income	$34	$181	$31	$429
Income tax benefit	88	1	107	8

Net income	$122	$182	$138	$437

Basic net income per common share	$0.03	$0.04	$0.04	$0.10

Average basic common shares	3,756.7	4,227.9	3,798.1	4,363.7

Diluted net income per common share	$0.03	$0.04	$0.04	$0.10

Average diluted common shares	3,807.1	4,266.2	3,849.2	4,405.7

Included in discontinued operations for the three and six months ended June 30, 2007 was a pretax gain of approximately $72 million and a related tax benefit of approximately $82 million on the sale of the Braves. In addition, discontinued operations for the six months ended June 30, 2007 included a pretax gain of approximately $54 million and a related tax benefit of approximately $2 million on the sale of the Parenting Group and most of the Time4 Media magazine titles, an impairment of approximately $18 million on AOL’s long-lived assets associated with Wildseed and an impairment of approximately $13 million on the Company’s investment in Leisure Arts. For the three months ended June 30, 2007, the tax benefit on the pretax gains resulted primarily from the reversal of certain deferred tax liabilities in connection with the completion of a transaction in which Liberty Media Corporation (“Liberty”) exchanged 68.5 million shares of Time Warner common stock for the stock of a subsidiary of Time Warner that owned assets including the Braves and Leisure Arts (at a fair value of $473 million) and $960 million of cash (collectively, the “Liberty Transaction”). The Liberty Transaction was designed to qualify as a tax-free split-off under Section 355 of the Internal Revenue Code of 1986, as amended, and, as a result, the historical deferred tax liabilities associated with the Braves were no longer required. For the six months ended June 30, 2007, the tax benefit on the pretax gains resulted primarily from the reversal of the deferred tax liabilities in connection with the Liberty Transaction and the recognition of deferred tax assets associated with the sale of the magazine titles in the first quarter of 2007. In addition, for the three and six months ended June 30, 2007, the Company incurred an additional $17 million accrual related to changes in estimates of Warner Music Group indemnification liabilities. For the six months ended June 30, 2007, payments of $26 million were made related to Warner Music Group indemnification liabilities previously established and are disclosed on the Company’s consolidated statement of cash flows as “Investment activities of discontinued operations.” These indemnification liabilities were accrued for in prior years. Included in the results for the three and six months ended June 30, 2006, was a pretax gain of approximately $129 million and a tax benefit of approximately $21 million related to the sale of Turner South. In addition, the results for the six months ended June 30, 2006, included a pretax gain of approximately $194 million and a related tax benefit of approximately $28 million on the sale of TWBG. For the three and six months ended June 30, 2006, the tax benefit on the sales of Turner South and TWBG resulted primarily from the release of a valuation allowance associated with tax attribute carryforwards offsetting the gains on these transactions.